UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 26, 2010

PATIENT SAFETY TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-09727	13-3419202
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Caufield Place, Suite 102 Newtown, Pennsylvania		18940
(Address of Principal Executive Offices)		(Zip Code)

(951) 587-6201
 (Registrant’s telephone number, including area code)

43460 Ridge Park Drive, Suite 140, Temecula, California, 92590
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933, as amended (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Securities Exchange Act of 1934, as amended (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934, as amended (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment ofCertain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2010, our Board of Directors, in accordance with our Bylaws, increased the size of our Board of Directors from seven members to nine members and appointed Eugene A. Bauer, MD and William M. Hitchcock as members of our Board of Directors to fill such vacancies.  Both Dr. Bauer and Mr. Hitchcock will serve until at the next annual meeting of our stockholders, or until their successors have been duly elected and qualified or until their earlier death, resignation or removal, in accordance with our bylaws, as amended.  At the same meeting, our Board of Directors designated Mr. Howard E. Chase, a current Director, as Chairman.

Dr. Bauer and Mr. Hitchcock have not yet been designated members of any of our Board committees, nor has our Board made a determination regarding the cash compensation, if any, that Dr. Bauer and Mr. Hitchcock will receive for service on the Board.  As Directors, however, Dr. Bauer and Mr. Hitchcock are eligible to receive equity awards under our 2009 Stock Option Plan and in connection with their appointments to our Board, Dr. Bauer and Mr. Hitchcock each were granted the option to purchase 200,000 shares of our common stock at an exercise price of $1.51 per share, pursuant to the terms and conditions of our 2009 Stock Option Plan.  The options vest over 48 months at a rate of 1/48th of the grant per month such that 100% of the options are fully vested and exercisable on January 26, 2014.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits.

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

99.1	Press release announcing appointment of Eugene A. Bauer, MD and William M. Hitchcock to the registrant’s Board of Directors

99.2	Press release announcing designation of Howard E. Chase as Chairman of the registrant’s Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATIENT SAFETY TECHNOLOGIES, INC.

January 29, 2010	By:	/s/ Marc L. Rose
Name: Marc L. Rose
Title: Chief Financial Officer